Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

RingCentral, Inc.:

We consent to the use of our report dated February 29, 2016, with respect to the consolidated balance sheets of RingCentral, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive loss, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal controls over financial reporting as of December 31, 2015, incorporated herein by reference.

/s/ KPMG LLP

Santa Clara, California
February 29, 2016